Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR NAMES LAURA A. WEIL AS CHIEF OPERATING OFFICER

New York, New York, August 31, 2005 – AnnTaylor Stores Corporation (NYSE:ANN) today announced that it has named Laura A. Weil as Chief Operating Officer of the Company, reporting to Kay Krill, President. Ms. Weil comes to Ann Taylor from American Eagle Outfitters, Inc., where she has served as Chief Financial Officer and Executive Vice President since 1995.

In her new role, Ms. Weil will be responsible for finance and accounting, investor relations, merchandise planning, information systems, all supply chain operations including sourcing, logistics and distribution, real estate, construction and facilities, and purchasing.

Ms. Weil is a seasoned retailing executive with 20 years of experience. Most recently, she has provided strategic and financial leadership in overseeing American Eagle’s successful growth for the past 10 years, with responsibility for all financial aspects of American Eagle’s operations. Previously, she held positions with Oppenheimer & Co., where she oversaw the Retail and Consumer Investment Banking group, R.H. Macy & Co., and Lehman Brothers.

Ms. Krill commented, “Laura will be an outstanding addition to our senior leadership team and an excellent partner to me. Her background, which includes proven expertise in all areas of finance and operations, will be a strong complement to the experience of our existing team and will be invaluable as we continue to grow our business and maximize shareholder value.”

Ms. Weil added, “Ann Taylor is an iconic brand with a unique position in the marketplace and tremendous long-term potential. I look forward to the opportunity to build on the operational and financial strengths of the Corporation, working together with Kay and her talented team.”

Ms. Krill, who currently serves as President of the Company, will assume the position of Chief Executive Officer effective upon the retirement of J. Patrick Spainhour. On August 18th, the Company announced that Ron Hovsepian, a Director of the Company since 1998, was elected as non-executive Chairman of the Board, as part of the Company’s previously announced management succession plan.

ANNTAYLOR

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 782 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547